EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the “Agreement”), is entered into as of May 5, 2014, by and between INLAND REAL ESTATE CORPORATION, a Maryland corporation (the “Company”), and Mark Zalatoris (the “Executive”) but shall be effective, nunc pro tunc, as of January 1, 2014 (the “Effective Date”).
RECITALS:
A.The Company is a real estate investment trust that primarily owns, operates and acquires neighborhood retail centers and community centers (the “Business”).
B.    Executive has been employed with the Company pursuant to an employment agreement, effective as of January 1, 2013, by and between the Company and Executive (the “Prior Agreement”) and during his employment with the Company, Executive has demonstrated certain unique and particular talents and abilities with regard to the Business.
C.    The Company desires to assure itself of the continued availability of the talents and abilities of Executive by entering into a new employment agreement to become effective as of January 1, 2014.
D.    Executive desires to continue to be employed by the Company, subject to the terms, conditions and covenants hereinafter set forth.
E.    As a condition for the Company to enter into this Agreement, Executive has agreed to restrict his ability to enter into competition with the Company.
NOW, THEREFORE, in consideration of the foregoing and the agreements, covenants and conditions set forth herein, Executive and the Company hereby agree as follows:
ARTICLE I
EMPLOYMENT
1.1    Employment.
(a)    The Company hereby employs and engages Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement. Effective as of the Effective Date, Executive shall serve as President & Chief Executive Officer, with duties commensurate with such position and such other duties and responsibilities as assigned from time to time by the Board of Directors of the Company (the “Board”).
(b)    In addition, during the Employment Term, Executive shall provide advice, consultation and services to any other entities which control, are controlled by or are under common control with the Company now or in the future (collectively, “Affiliates”), as may be requested by the Company, in each case without additional compensation.

1.2    Activities and Duties during Employment. Executive represents and warrants to the Company that Executive is free to engage in full-time employment with the Company, and that he has no prior or other commitments or obligations of any kind to anyone else which would hinder or interfere with his acceptance of his obligations under this Agreement, or the exercise of his reasonable commercial efforts as an employee of the Company. During the Employment Term (as defined below), Executive agrees:
(a)    to faithfully serve in good faith and to devote Executive’s reasonable best efforts in furtherance of the interests of the Company in a lawful manner, giving honest, diligent, loyal and cooperative service to the Company and its Affiliates;
(b)    to comply with all reasonable rules and policies which are consistent with the terms of this Agreement and which, from time to time, may be adopted by the Company or its Affiliates; and
(c)    to devote all of his business time, attention and efforts to the faithful and diligent performance of his services to the Company and its Affiliates.
Notwithstanding the generality of the foregoing paragraph, during the Employment Term, Executive shall be permitted to (i) manage Executive’s personal investments, (ii) serve such civic, community, charitable, educational, or religious organizations as Executive may select, and (iii) with the prior written consent of the Board (not to be unreasonably withheld), serve on the board of directors of other for-profit entities, in each case, so long as such other actions do not materially interfere with Executive's ability to discharge his duties and responsibilities to the Company and provided such actions do not create a business conflict or otherwise violate Executive's duties and obligations hereunder or otherwise.

ARTICLE II
TERM
The term of Executive’s employment under this Agreement (the “Employment Term”) shall commence on the Effective Date and shall last through and including December 31, 2016, or on such earlier date as Executive’s employment with the Company shall terminate pursuant to the terms of this Agreement. Except as otherwise agreed in writing by the Company and Executive, this Agreement shall terminate (without renewal or extension) upon the expiration of the Employment Term, provided that Executive shall remain an employee of the Company on an at-will basis.
ARTICLE III
COMPENSATION AND BENEFITS
3.1    Base Salary. During the Employment Term, the Company shall pay Executive an annual base salary of $570,000 per annum in cash (such base salary, as may be increased, the “Base Salary”). Executive’s Base Salary shall be reviewed periodically (but no less frequently than annually) by the Compensation Committee of the Board (the “Compensation Committee”) and may be increased (but not decreased) from time to time in the Compensation Committee’s sole discretion.

The Base Salary due Executive hereunder shall be paid in accordance with the general payroll practices of the Company for executive level employees.
3.2    Annual Incentive Bonus. During the Employment Term, Executive shall be eligible to earn an annual cash incentive bonus for each fiscal year (or portion thereof) during the Employment Term (the “Annual Bonus”) determined in accordance with and pursuant to the terms of the Company’s annual cash incentive plan (the “Bonus Plan”), and conditioned upon the satisfaction of performance and other criteria (including discretionary components) established by the Compensation Committee in accordance with the Bonus Plan and Company practices and subject to the Bonus Plan and Executive’s continuous employment through applicable payment date. For fiscal 2014, Executive’s actual Annual Bonus will be determined in accordance with the 2014 Annual Bonus Plan and Executive’s target Annual Bonus opportunity shall be 45% of Executive’s Base Salary and Executive’s maximum Annual Bonus opportunity shall be 65% of Executive’s Base Salary. The Annual Bonus, if any, shall be payable in cash to Executive following the end of the fiscal year to which the Annual Bonus relates when annual bonuses under the Bonus Plan for such fiscal year are paid to other senior executives of the Company, subject to Executive’s continuous employment through applicable payment date.
3.3    Long Term Incentive Awards. During the Employment Term, Executive shall be eligible to earn long-term equity incentive awards (in the form of restricted shares, restricted stock units and/or other share-based awards or any combination thereof) pursuant to and in accordance with the Company’s 2014-2016 Long-Term Incentive Program (the “LTIP”) and the Company’s equity award plan(s) (each such plan, an “Equity Award Plan”, and each award under the LTIP, an “LTIP Award”). Executive’s actual LTIP Award in respect of such 2014-2016 performance period shall be determined in accordance with the criteria described in the LTIP, including the satisfaction of performance and other criteria (including discretionary components) established by the Compensation Committee, and subject to the LTIP, the Equity Award Plan and Company practices and/or Executive’s continuous employment through applicable date of grant, vesting and/or payment, as the case may be. For each of the fiscal years 2014, 2015 and 2016, Executive’s target LTIP Award opportunity will be equal to $400,000 and Executive’s maximum LTIP Award opportunity will be equal to $600,000.
3.4    Employee Benefits. The Company shall provide Executive with such retirement benefits and group health and other insurance coverage at such levels and on such terms as the Company generally provides to its executive level employees in accordance with the terms and conditions (including as to eligibility) of the Company-sponsored benefit plans as they are in effect from time to time during the term of the Agreement; provided, however, that notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan or program at any time subject to the applicable terms and conditions thereof.
3.5    Business Expenses. The Company shall reimburse Executive for all ordinary and necessary business expenses incurred by him in connection with the performance of his duties hereunder. The reimbursement of business expenses will be governed by the policies for the Company as they are in effect from time to time during the Employment Term. Executive shall provide the Company with an accounting of any expenses for which reimbursement is sought, including a description of the purpose for which each expense was incurred. Executive shall provide the Company with such other supporting documentation and other substantiation of reimbursable expenses as may be required by Company to conform to Internal Revenue Service or other requirements. All such reimbursements shall be payable by the Company to Executive within a reasonable time after receipt by the Company of appropriate documentation required by the Company.
3.6    Indemnification; Liability Insurance: The Company agrees to indemnify Executive (including advance of expenses) and hold Executive harmless to the fullest extent permitted by applicable law and the by-laws of the Company against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorneys' fees), losses, and damages resulting from Executive’s good faith performance of Executive’s duties and obligations with the Company. The Company shall cover Executive under any directors and officers liability programs, including without limitation, insurance, that may be in force both during and, while potential liability exists, after the Employment Term in the same amount and to the same extent as the Company covers its other officers and directors.
ARTICLE IV
TERMINATION
4.1    Termination. The employment of Executive may be terminated as follows:
(a)    By the Company for Cause (as hereinafter defined) immediately upon written notice of such termination to Executive.
(b)    By the Company without Cause (as hereinafter defined) upon thirty (30) days’ prior written notice to Executive (or any later date specified in such written notice of termination).
(c)    By Executive for Good Reason (as hereinafter defined), provided, however, that any such termination by Executive for Good Reason shall only be effective upon Executive having provided the Company not less than thirty (30) days’ written notice of termination setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within thirty (30) days of the occurrence of such event. During such thirty (30) day notice period, the Company shall have a cure right (if reasonably capable of cure), and if not cured within such period, Executive’s termination for Good Reason will be effective upon the expiration of such cure period.
(d)    By the Company for Good Reason (as hereinafter defined) upon thirty (30) days’ prior written notice to Executive (or any later date specified in such written notice of termination).
(e)    By the Company immediately upon written notice as the result of Executive’s Disability (as hereinafter defined).
(f)    Automatically, without the action of either party, upon the death of Executive.

(g)    By Executive without Good Reason (as hereinafter defined); provided, however, that any such termination by Executive without Good Reason shall only be effective upon not less than thirty (30) days’ advance written notice to the Company (which the Company may, in its sole discretion, make effective earlier than any notice date).
4.2    Definitions of Termination Terms. For the purpose of this Agreement:
(a)    “Cause” shall mean: (i) conduct amounting to fraud, embezzlement, disloyalty or illegal misconduct in connection with Executive’s employment with the Company; (ii) conduct that the Company reasonably believes has brought the Company into substantial public disgrace or disrepute; (iii) failure of Executive to perform his duties hereunder as reasonably directed by the Company after providing written notice of the failure to Executive and Executive has failed to cure within ten (10) days of receiving notice; (iv) gross negligence or willful misconduct by Executive with respect to the Company, its clients, its employees and its activities that is injurious to the Company or any of its subsidiaries; (v) conviction of, or plea of guilty or nolo contendere by, Executive for committing a felony or crime of moral turpitude under federal or state law; or (vi) material breach by Executive of this Agreement or any other agreement to which Executive and the Company are a party or any material breach by Executive of any written policy adopted by the Company concerning conflicts of interest, standards of business conduct or fair employment practices and any other similar matter, provided that the Company has provided written notice of the breach to Executive and Executive has failed to cure the breach within ten (10) days of receiving notice.
(b)    By the Company “without Cause” shall mean a termination of Executive’s employment by the Company other than for Cause, but excluding, for the avoidance of doubt, a termination by the Company due to Executive’s Disability or death or for Good Reason.
(c)    By Executive for “Good Reason” will mean a termination of Executive’s employment by Executive for any of the following events (to the extent not cured) without the Executive’s written consent:
(i)    the Company requires Executive to relocate his principal residence to a location outside the Greater Chicago Metropolitan Area in order to perform his duties and responsibilities hereunder;
(ii)    a material reduction in Executive’s Base Salary, Annual Bonus opportunity or LTIP Award Opportunity, or any failure of the Company to pay annual or long-term incentive compensation earned in accordance with Sections 3.2 or 3.3, respectfully;
(iii)    during the one (1)-year period following a Change in Control, a material diminution in Executive’s title or authority which is materially inconsistent with Executive’s position as of immediately prior to the Change in Control; or
(iv)    a material breach by the Company of the provisions of this Agreement.

(d)    By the Company for “Good Reason” shall mean the material failure of Executive to achieve personal goals and objectives as mutually agreed upon between the Executive and the Board or Compensation Committee.
(e)    “Change in Control” shall mean any of the following events:
(i)    any Person (within the meaning of the Securities Act of 1933) is or becomes Beneficial Owner (as defined under Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the then outstanding securities of the Company, excluding (A) any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (x) of subsection (ii) below and (B) any Person who becomes such a Beneficial Owner through the issuance of such securities with respect to purchases made directly from the Company; or
(ii)    the consummation of a merger or consolidation of the Company with any other Person or the issuance of voting securities of the Company in connection with a merger or consolidation of the Company (or any direct or indirect subsidiary of the Company) pursuant to applicable stock exchange requirements, other than (x) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) fifty percent (50%) or more of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (y) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the then outstanding securities of the Company;
(iii)    the consummation of a sale or disposition by the Company of all or substantially all of the assets of the Company; or
(iv)    within any twelve (12) month period, individuals who constitute the Board fail to constitute a majority of the Board; provided, however, that any individual becoming a member of the Board shall be treated as if he or she were a member of the Board during the entirety of such twelve (12) month period if such individual’s election was approved by or such individual was nominated for election by a vote of at least a majority of the non-independent members of the Board. For purposes of the foregoing sentence a person shall be considered “independent” if he or she is deemed to be independent in accordance with criteria established by the New York Stock Exchange corporate governance rules and listing standards, and any other laws, rules and regulations regarding independence in effect from time to time, as the same may be applicable to the Company.

Notwithstanding anything herein to the contrary, with respect to any payment under this Agreement that (x) provides for payments that are triggered upon a Change in Control and (y) constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations issued thereunder (collectively, “Section 409A”), such amount shall not be paid until the earliest of (1) the Change in Control if such Change in Control constitutes a “change in the ownership of the corporation,” a “change in effective control of the corporation” or a “change in the ownership of a substantial portion of the assets of the corporation,” within the meaning of Section 409A(a)(2)(A)(v) of the Code, (2) the date such amount would otherwise be settled pursuant to the terms of this Agreement and (3) the Participant’s “separation of service” within the meaning of Section 409A of the Code.

(f)    For purposes of this Agreement, Executive shall be determined to have a “Disability” upon the determination of a physician, acceptable to the Company and Executive that Executive is unable, by reason of accident or illness, to substantially perform his duties or is expected to be in the condition for periods totaling six (6) months (whether or not consecutive) during any period of twelve (12) months. Nothing herein shall limit Executive’s right to receive any payments to which Executive may be entitled under any disability or employee benefit plan of the Company or under any disability or insurance policy or plan. During a period of Disability prior to termination hereunder, Executive shall continue to receive his full compensation (including base salary) and benefits. Notwithstanding the foregoing, with respect to any payment under this Agreement that is triggered upon a Disability and that constitutes "non-qualified deferred compensation" subject to Section 409A of the Code, such payment shall not be made until the earliest of: (A) the Participant's "disability" within the meaning of Section 409A(a)(2)(C)(i) or (ii) of the Code, (B) the Participant's "separation from service" within the meaning of Section 409A of the Code and (C) the date such amount would otherwise be made pursuant to the terms of this Agreement.
4.3    Benefits Following Termination of Executive.
(a)    Termination by Company for Cause. If Executive’s employment hereunder and this Agreement is terminated by the Company for Cause, the Company will pay Executive only:
(i)    any Base Salary that has been accrued but not paid as of the date of termination, payable within thirty (30) days of the date of such termination;
(ii)    any accrued and unused vacation days as of the date of such termination, payable within thirty (30) days of the date of such termination;
(iii)    any expenses incurred by Executive prior to the date of termination that may be reimbursed pursuant to this Agreement, payable in accordance with Section 3.5; and
(iv)    any accrued and vested benefits required to be provided by the terms of any Company-sponsored benefit plans or programs, exclusive of any Equity Awards, together with any benefits required to be paid or provided under applicable law, payable in accordance with the applicable terms of such plans or programs and in accordance with applicable law (collectively, Section 4.3(a)(i) through 4.3(a)(iv), including timing of payments, shall be hereafter referred to as the “Accrued Amounts”);
Any and all outstanding Equity Awards which have not vested shall immediately be forfeited by Executive upon a termination of Executive’s employment for Cause.
(b)    Termination by Executive Without Good Reason. In the event of a termination of employment by Executive without Good Reason, Executive shall be entitled only to the Accrued Amounts (which amounts shall be paid at the same time such amounts would be paid pursuant to Section 4.3(a) hereof). Except as otherwise provided in the applicable award agreement, any and all Equity Awards which have not yet vested shall immediately be forfeited by Executive upon a termination of Executive's employment without Good Reason.
(c)    Termination as a result of Executive’s Death; Termination by Company due to Disability. If Executive’s employment hereunder and this Agreement is terminated by the Company as a result of Executive’s Disability or as a result of Executive’s death, the Company will pay or provide Executive (i) the Accrued Amounts (which amounts shall be paid at the same time such amounts would otherwise be paid pursuant to Section 4.3(a) hereof), together with any benefits required to be paid or provided in the event of Executive’s death or Disability under applicable law, (ii) a pro-rata Annual Bonus for the fiscal year in which termination occurs equal to the Annual Bonus that Executive would have earned determined based on actual performance for the full fiscal year, multiplied by a fraction, the numerator of which is the number of days in the current year up to the date of termination and the denominator of which is 360, payable at the same time that annual bonuses for the fiscal year of termination would otherwise be provided pursuant to Section 3.2 hereof (the “Pro-Rata Bonus”), and (iii) any Annual Bonus that has been determined for the prior completed fiscal year but not yet paid, which amount shall be paid at the same time it otherwise would be provided pursuant to Section 3.2 hereof, (the “Accrued Bonus”). In addition, if Executive’s employment is terminated by the Company as a result of Executive’s Disability or as a result of Executive’s death, any outstanding Equity Awards issued to Executive under this Agreement which have not yet vested shall immediately vest and shall no longer be subject to forfeiture.
(d)    Termination by Company without Cause; Termination by Executive for Good Reason. Except as set forth in Section 4.3(f), if Executive’s employment hereunder and this Agreement is terminated (x) by the Company without Cause (and not by the Company for Good Reason) or (y) by Executive for Good Reason, the Company will pay Executive:
(i)    the Accrued Amounts (which amounts shall be paid at the same time such amounts would be paid pursuant to Section 4.3(a) hereof);
(ii)    the Accrued Bonus and the Pro-Rata Bonus, which amount shall be paid at the same time it would otherwise be provided pursuant to Section 4.3(c) hereof; and
(iii)    an amount, payable in a lump sum in cash within sixty (60) days after the date of termination, equal to the sum of: (A) Executive’s then current per annum

Base Salary; plus (B) an amount equal to the Annual Bonus earned by Executive for the fiscal year immediately preceding the year of termination (the sum of (A) and (B), the “Severance Amount”).
Any outstanding Equity Awards issued to Executive under this Agreement which have not yet vested shall immediately vest and shall no longer be subject to forfeiture.
(e)    Termination by the Company for Good Reason. If Executive’s employment hereunder is terminated by the Company for Good Reason, the Company will pay Executive:
(i)    the Accrued Amounts (which amounts shall be paid at the same time such amounts would be paid pursuant to Section 4.3(a) hereof);
(ii)    the Accrued Bonus and the Pro-Rata Bonus, which amounts shall be paid at the same time it would otherwise be provided pursuant to Section 4.3(c) hereof; and
(iii)    an amount, payable in a lump sum in cash within sixty (60) days after the date of termination, equal to .50 times the Severance Amount.
Any and all outstanding Equity Awards which have not vested shall immediately be forfeited by Executive upon a termination of Executive’s employment by the Company for Good Reason.
(f)    Termination by the Company without Cause or Termination by Executive for Good Reason within one year of a Change in Control. If Executive’s employment hereunder and this Agreement is terminated (x) by the Company without Cause or (y) by Executive for Good Reason, in each case, within one (1) year following a Change in Control, then the Company will pay Executive:
(i)    the Accrued Amounts(which amounts shall be paid at the same time such amounts would be paid pursuant to Section 4.3(a) hereof);
(ii)    the Accrued Bonus and the Pro-Rata Bonus, which amount shall be paid at the same time it would otherwise be provided pursuant to Section 4.3(c) hereof; and
(iii)    an amount, payable in a lump sum in cash within sixty (60) days after the date of termination, equal to two (2) times the sum of (A) the Severance Amount plus (B) the Executive’s target LTI Award opportunity for the fiscal year of termination.
Payment of the amounts set forth in this Section 4.3(f) shall be in lieu of any payments that would otherwise be payable under Section 4.3(d). Any Equity Awards issued to Executive under this Agreement which have not yet vested shall immediately vest and shall no longer be subject to forfeiture.

4.4    Release. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to Section 4.3(d), (e), or (f) (other than the Accrued Amounts) (collectively, the “Severance Benefits”) shall be conditioned upon Executive’s delivery to the Company of a fully effective and non-revocable release of claims substantially in the form attached hereto as Exhibit A, with such changes thereto as the Company determines are required for the agreement to comply with applicable law (the “Release”), on or before the sixtieth (60th) day following the date of termination of employment. Notwithstanding anything herein to the contrary, with respect to any payment of the Severance Benefits that constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code and that is subject to the foregoing Release that is (a) paid in installments that would otherwise commence prior to the sixtieth (60th) day after the date of termination, the first payment of any such payment shall be made on the sixtieth (60th) day after the date of termination, and will include payment of any amounts that were otherwise due prior thereto, or (b) paid in a lump sum that would otherwise be paid prior to the sixtieth (60th) day after the date of termination, such payment shall be made on the sixtieth (60th) day after the date of termination.
4.5    Other Obligations. Upon any termination of the Executive’s employment with the Company, Executive shall promptly resign from any position with the Company or any Affiliate of the Company (including as an officer, director and/or fiduciary), and Executive shall confirm the foregoing by submitting to the Company and/or its Affiliates in writing a confirmation of Executive’s resignation(s).
4.6    No Duty to Mitigate; Offset. Executive shall be under no duty to mitigate any loss of compensation, and payment of the payments to be made pursuant to Section 4.3 shall be made to Executive in full and without reduction regardless of his acceptance or failure to accept or seek other employment, and regardless of his receipt of compensation from any source. Notwithstanding the foregoing, such amounts shall be subject to offset for any amounts owed by Executive to the Company or any affiliate of the Company by reason of any contract, agreement, promissory note, advance, failure to return Company property or loan document; provided, further, any such offset shall not be permitted against any payments of “nonqualified deferred compensation” for purposes of Section 409A of the Code to the extent such offset would cause a violation of or result in adverse tax consequences to Executive under Section 409A of the Code.
4.7    Cessation of Rights and Obligations: Survival of Certain Provisions. On the date of expiration or earlier termination of the Employment Term for any reason, all of the respective rights, duties, obligations and covenants of the parties, as set forth herein, shall, except as specifically provided herein to the contrary, cease and become of no further force or effect as of the date of termination, and shall only survive as expressly provided for herein. Executive’s right to receive moneys earned but not yet paid shall survive the termination of this Agreement.
4.8    No Other Benefits. Payments and benefits provided in Section 4.3 shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation. If Executive’s employment hereunder and this Agreement is terminated in accordance with the provisions of Article II, the

Company’s obligation to provide Executive with compensation and benefits as set forth in Section 4.3 shall be in lieu of (and not in addition to) any severance payments or benefits under any severance plan that the Company may then have in effect.
ARTICLE V
COVENANTS MADE BY EXECUTIVE
5.1    General. Executive acknowledges that the covenants set forth in this Article V are reasonable in scope and essential to the preservation of the business and the goodwill of the Company, and are consideration for the amounts to be paid to Executive hereunder. Executive also acknowledges that the enforcement of the covenants set forth in this Article V will not preclude Executive from being gainfully employed in a reasonably comparable position.
5.2    Cooperation. During the Employment Term and thereafter, Executive shall, subject to his other business commitments, reasonably cooperate with the Company and its affiliates in connection with (a) any internal or governmental investigation or administrative, regulatory, arbitral or judicial proceeding involving the Company and any affiliates with respect to matters relating to Executive’s employment with the Company or (b) any audit of the financial statements of the Company or any affiliate with respect to the period of time when Executive was employed by the Company.
5.3    Non-Disclosure of Confidential Information. Executive hereby acknowledges and agrees that the duties and services to be performed by Executive under this Agreement are special and unique and that as a result of his employment by the Company hereunder Executive has developed over time and will acquire, develop and use information of a special and unique nature and value that is not generally known to the public or to the Company’s industry, including but not limited to, certain records, secrets, documentation, software programs, price lists, ledgers and general information, employee records, mailing lists, shareholder lists, tenant lists and profiles, prospective customer, acquisition candidate or tenant lists, accounts receivable and payable ledgers, financial and other records of the Company or its Affiliates, information regarding its shareholders, tenants or joint venture partners, and other similar matters (all such information being hereinafter referred to as “Confidential Information”). Executive further acknowledges and agrees that the Confidential Information is of great value to the Company and that the restrictions and agreements contained in this Agreement are reasonably necessary to protect the Confidential Information and the goodwill of the Company and the Affiliates. Accordingly, Executive hereby agrees that:
(a)    Executive will not, during Executive’s employment or any time thereafter, directly or indirectly, except in connection with Executive’s performance of his duties under this Agreement, or as otherwise authorized in writing by the Company for the benefit of the Company or any Affiliate, divulge to any person, firm, corporation, limited liability company, partnership or organization, or any affiliated entity (hereinafter referred to as “Third Parties”), or use or cause or authorize any Third Parties to divulge or use, the Confidential Information, except as required by law; and
(b)    Upon the termination of Executive’s employment for any reason whatsoever, Executive shall deliver or cause to be delivered to the Company any and all Confidential Information,

including drawings, notebooks, keys, data and other documents and materials belonging to the Company or its Affiliates which is in his possession or under his control relating to the Company or its Affiliates, regardless of the medium upon which it is stored, and will deliver to the Company upon termination, any other property of the Company or its Affiliates which is in his possession or under his control.
5.4    Non-Solicitation. Executive hereby covenants and agrees that, except as permitted by the Company, during the Employment Term, and any extensions thereof, and for a period of two (2) years following Executive’s termination of employment, Executive shall not: (i) directly or indirectly divert, take away, solicit or interfere with or attempt to divert, take away, solicit or interfere with any present or prospective customer, tenant or joint venture partner, except on behalf of the Company as an employee thereof, or any past customers, tenants or joint venture partners of the Company who were customers, tenants or joint venture partners during the period of Executive’s employment; (ii) directly or indirectly solicit, induce, influence or attempt to solicit, induce or influence any employee or agent of the Company to leave his employment or engagement with the Company, or offer employment or engagement to or employ or engage any such employee or agent of the Company or any former employee of the Company who has been employed by the Company during the six (6) months immediately preceding Executive’s termination of employment, or assist or attempt to assist any such current or former employee of the Company in seeking other employment; (iii) knowingly make or participate in any “solicitation” of “proxies” or “consents” (as such terms are used in the proxy rules of the United States Securities and Exchange Commission) or make proposals for approval of the Company’s stockholders; (iv) knowingly form, join or participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Company’s securities; (v) otherwise knowingly act to control or seek to control the management, board of directors or policies of the Company (except with respect to actions taken solely in Executive’s capacity as an officer of the Company in the exercise of his fiduciary duties); or (vi) make any agreement to do any of the foregoing to the extent restricted thereby. As used in this Article V the term “Company” shall mean the Company or any Affiliate thereof.
5.5    Non-Hiring Agreement. Executive hereby covenants and agrees that for a period of two (2) years following Executive’s termination of employment, Executive shall not directly or indirectly divert, take away, solicit or interfere with or attempt to hire, employ, solicit or interfere with any individual who is then employed by the Company or has been during the six (6) months immediately preceding Executive’s termination of employment employed by the Company.
5.6    Covenant Not to Compete. Executive hereby covenants and agrees that, except as permitted by the Company, during the Employment Term, and any extensions thereof, and for a period of one (1) year following Executive’s termination of employment, Executive shall not, directly or indirectly alone, together or in association with others, either as a principal, agent, owner, shareholder, officer, director, partner, employee, lender, investor or in any other capacity, engage in, have any financial interest in or be in any way connected or affiliated with, or render advice or services to, a real estate investment trust focusing on retail real estate within a 400 mile radius of Oak Brook, Illinois, other than as an employee of The Inland Group, Inc. (“TIGI”) or an affiliate of TIGI or otherwise on behalf of the Company as an employee thereof or such other business as may be permitted by the Company in writing. This limitation on competition shall only apply to real estate investment trusts.
5.7    Non-Disparagement. Executive hereby covenants and agrees that for a period of two (2) years following Executive’s termination of employment, Executive shall not, directly or indirectly in any manner disparage, demean or defame or by other means take action which is intended, or could reasonably be expected, to be detrimental to the Company or an Affiliate or their respective employees, officers, directors or operations.
5.8    Remedies.
(a)    Injunctive Relief. Executive expressly acknowledges and agrees that the business of the Company is highly competitive and that a violation of any of the provisions of Article V would cause immediate and irreparable harm, loss and damage to the Company or an Affiliate not adequately compensable by a monetary award. Executive further acknowledges and agrees that the time periods and territorial areas provided for herein are the minimum necessary to adequately protect the business of the Company, the enjoyment of the Confidential Information and the goodwill of the Company. Without limiting any of the other remedies available to the Company at law or in equity, or the Company’s right or ability to collect money damages, Executive agrees that any actual or threatened violation of any of the provisions of Article IV may be immediately restrained or enjoined by any court of competent jurisdiction, and that a temporary restraining order or emergency, preliminary or final injunction may be issued in any court of competent jurisdiction, upon twenty-four (24) hour notice and without bond.
(b)    Enforcement. Executive expressly acknowledges and agrees that the provisions of Article V shall be enforced to the fullest extent permissible under the laws and public policies in each jurisdiction in which enforcement might be sought. Accordingly, if any particular portion of Article V shall ever be adjudicated as invalid or unenforceable, or if the application thereof to any party or circumstance shall be adjudicated to be prohibited by or invalidated by such laws or public policies, such section or sections shall be: (i) deemed amended to delete therefrom such portions so adjudicated; or (ii) modified as determined appropriate by such a court, such deletions or modifications to apply only with respect to the operation of such section or sections in the particular jurisdictions so adjudicating on the parties and under the circumstances as to which so adjudicated.
ARTICLE VI
MISCELLANEOUS
6.1    Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered: (i) when delivered personally or by commercial messenger; (ii) one (1) business day following deposit with a recognized overnight courier service; provided such deposit occurs prior to the deadline imposed by such service for overnight delivery; (iii) when transmitted, if sent by facsimile copy, provided confirmation of receipt is received by sender and such notice is sent by an additional method provided hereunder, in each case above provided such communication is addressed to the intended recipient thereof as set forth below:

To Executive: At Executive’s home address as may from time to time be on file with the Company.

To the Company c/o the Compensation Committee Chairperson at:	Heidi Lawton Lawton Realty Group 579 W. North Ave., Suite #304 Elmhurst, Illinois 60126 Tel: 630/575-8484 Fax: 630/575-8486
With a copy to:	Inland Real Estate Corporation 2901 Butterfield Road Oak Brook, Illinois 60523 Attn: Beth Sprecher Brooks General Counsel
Any party may change its address for purposes of this paragraph by giving the other party written notice of the new address in the manner set forth above.
6.2    Entire Agreement; Amendments, Etc. This Agreement contains the entire agreement and understanding of the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter thereof (including, without limitation, the Prior Agreement). No modification, amendment, waiver or alteration of this Agreement or any provision or term hereof shall in any event be effective unless the same shall be in writing, executed by both parties hereto, and any waiver so given shall be effective only in the specific instance and for the specific purpose for which given.
6.3    Benefit. This Agreement shall be binding upon, and inure to the benefit of, and shall be enforceable by, the heirs, successors and legal representatives of Executive and the successors, assignees and transferees of the Company and its current or future Affiliates. This Agreement or any right or interest hereunder may not be assigned by Executive.
6.4    No Waiver. No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder or pursuant hereto shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or pursuant thereto.
6.5    Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law but, if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. If any part of any covenant or other provision in this Agreement is determined by a court of law to be overly broad thereby making the covenant unenforceable, the parties hereto agree, and it is their desire, that the court shall substitute a judicially enforceable limitation in its place, and that as so modified the covenant shall be binding upon the parties as if originally set forth herein.

6.6    Construction. The headings in this Agreement are intended to be for convenience and reference only, and shall not define or limit the scope, extent or intent or otherwise affect the meaning of any portion hereof. With respect to words used in the Agreement, the singular form shall include the plural form, the masculine gender shall include the feminine gender, and vice versa, as the context requires. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.
6.7    Governing Law. The parties agree that this Agreement shall be governed by, interpreted and construed in accordance with the internal laws of the State of Illinois without regard to its conflicts of law provisions, and the parties agree that any suit, action or proceeding with respect to this Agreement shall be brought in the state courts in Chicago, Illinois or in the U.S. District Court for the Northern District of Illinois. The parties hereto hereby accept the exclusive jurisdiction of those courts for the purpose of any such suit, action or proceeding. Venue for any such action, in addition to any other venue permitted by statute, will be in Chicago, Illinois.
6.8    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.
6.9    No Presumption Against Drafter. Each of the parties hereto has jointly participated in the negotiation and drafting of this Agreement. In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each of the parties hereto and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any provisions of this Agreement.
6.10    Enforcement. In the event either of the parties to this Agreement shall bring an action against the other party with respect to the enforcement or breach of any provision of this Agreement, the prevailing party in such action shall recover from the non-prevailing party the costs incurred by the prevailing party with respect to such action including court costs and reasonable attorneys’ fees.
6.11    Recitals. The Recitals set forth above are hereby incorporated in and made a part of this Agreement by this reference.
6.12    Clawback. In addition to any compensation recovery (clawback) which Executive may be set subject pursuant to any applicable plan or agreement of the Company or its Affiliates or as may be required by law and regulation, Executive agrees that, if Executive is or becomes an executive officer subject to the incentive compensation repayment requirements of The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”), Executive will enter into an amendment to this Agreement or a separate written agreement with the Company to comply with the Act and any regulations thereunder if required by the Act or any regulations thereunder.
6.13    Taxes. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local and other taxes as may be required to be withheld pursuant to any applicable law or regulation.

6.14    Code Sections 280G/4999. Notwithstanding anything set forth herein to the contrary, if any payment or benefit Executive would receive from the Company pursuant to this Agreement or otherwise (“Payment”) would constitute a “parachute payment” within the meaning of Section 280G of the Code and, but for this Section 6.14, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the amounts constituting Payments which would otherwise be payable to or for the benefit of the Executive shall be reduced to the extent necessary to the Revised Amount. The “Revised Amount” shall be either (a) or (b), whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the payment may be subject to the Excise Tax and where: (a) is the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax and (b) is the full, unreduced, total Payment. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment is reduced to the amount in clause (a) above, unless to the extent permitted by Code Sections 280G and 409A Executive designates another order, the reduction shall occur in the following order: (i) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (ii) accelerated vesting of equity awards shall be cancelled/reduced next and in the reverse order of the date of grant for such equity awards (i.e., the vesting of the most recently granted stock awards will be reduced first), with full-value awards reversed before any stock option or stock appreciation rights are reduced; and (iii) employee benefits shall be reduced last and in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. Except as set forth in the next sentence, all determinations to be made under this Section 6.14 shall be made by the Company’s independent registered public accounting firm, which accounting firm shall provide its determinations and any supporting calculations and documentation to the Company and Executive promptly after the change in ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Code Section 280G). Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive. In making its determination, the accounting firm shall take into account (if applicable) the value of Executive’s restrictive covenants set forth in Article IV of this Agreement (including, without limitation, the non-competition covenant in Section 5.6 of this Agreement). The costs and expenses of the accounting firm shall be borne by the Company.
6.15    Code Section 409A. Although the Company does not guarantee the tax treatment of any payments or benefits provided under this Agreement, it is intended that this Agreement will comply with, or be exempt from, Section 409A to the extent the Agreement (or any benefit or payment provided hereunder) is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed on the date of his “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment or benefit that is considered non-qualified deferred compensation under Section 409A payable on account of a “separation from service” that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (after taking into account any applicable exceptions to such requirement), such payment or benefit shall be made or provided on the date that is the earlier of (i) the expiration of the six-month period measured from the date of Executive’s “separation from service,” or (ii) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 6.15 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding any provision of this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered deferred compensation under Section 409A, references to Executive’s “termination of employment” (and corollary terms) with the Company shall be construed to refer to Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company. With respect to any reimbursement or in-kind benefit arrangements of the Company and its affiliates that constitute deferred compensation for purposes of Section 409A, except as otherwise permitted by Section 409A, the following conditions shall be applicable: (i) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year (provided, that, this clause (i) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect), (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. Notwithstanding anything herein, Executive shall be responsible for payment of any applicable personal tax liabilities associated with the receipt of income or benefits pursuant to this Agreement.

[The remainder of this page intentionally blank]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered as of the day and year first above written.
INLAND REAL ESTATE CORPORATION
By: /s/ Beth Sprecher Brooks
Name: Beth Sprecher Brooks
Its: Senior Vice President and Secretary
EXECUTIVE
By: /s/ Mark Zalatoris
Name: Mark Zalatoris

EXHIBIT A

GENERAL RELEASE AND WAIVER AGREEMENT
This General Release and Waiver Agreement (the “General Release”) is made as of the ___ day of __________, 20__ between Inland Real Estate Corporation (the “Company”) and Mark Zalatoris (the “Executive”).
WHEREAS, Executive and the Company entered into an Employment Agreement dated as of May 5, 2014 (the “Employment Agreement”), that provides for certain compensation and severance amounts upon his termination of employment and to which this form of General Release and Waiver Agreement is appended and made a part thereof; and
WHEREAS, Executive has agreed, pursuant to the terms of the Employment Agreement, to execute a release and waiver in the form set forth in this General Release and Waiver Agreement in consideration of the Company’s agreement to provide the compensation and severance amounts upon his termination of employment set out in the Agreement; and
WHEREAS, Executive [has incurred] [will incur] a termination of employment [by the Company without Cause] [by Executive for Good Reason] [by the Company for Good Reason] (as defined in the Employment Agreement) effective as of ____________, ___ (the “Termination Date”); and
WHEREAS, the Company and Executive desire to settle all rights, duties and obligations between them, including without limitation all such rights, duties, and obligations arising under the Agreement or otherwise out of Executive’s employment by the Company and the termination of Executive’s employment by the Company.
NOW THEREFORE, intending to be legally bound and for good and valid consideration the sufficiency of which is hereby acknowledged, the parties agree as follows:
1.    TERMINATION. Executive acknowledge that his last date of employment with the Company [was] [will be] the Termination Date. Executive acknowledges that the Termination Date was the termination date of his employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Company or any of its affiliates and that the Company and its affiliates will have no obligation to rehire you, or to consider you for employment, after the Termination Date. Executive further acknowledges and agrees that, effective as of the Termination Date, Executive resigned as an officer of the Company and any of its affiliates and from all boards, committees, positions and offices with the Company and any of its affiliates and from any such positions held with any other entities at the direction or request of the Company or any of its affiliates. Executive agrees to promptly execute and deliver such other documents as the Company will reasonably request to evidence such resignations. In addition, Executive agrees and acknowledges that the Termination Date will be the date of his termination from all other offices, positions, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, the Company or any of its affiliates.
2.    SEVERANCE. Assuming Executive executes this General Release and does not revoke it within the time specified in Paragraph 8 below then, subject to Paragraph 4 below, Executive will be entitled to the severance provided under Section 4.3[ ____ ] of the Employment Agreement in accordance with the terms and conditions set forth therein (the “Severance Benefits”). Executive acknowledges and agrees that the Severance Benefits exceed any payment, benefit, or other thing of value to which Executive might otherwise be entitled under any policy, plan or procedure of the Company or any of its affiliates and/or any agreement between Executive and the Company or any of its affiliates.
3.    RELEASE. In consideration for the Severance Benefits:
(a)    Executive, on behalf of himself and anyone who could make a claim on his behalf (including but not limited to his heirs, executors, administrators, trustees, legal representatives, successors and assigns) (hereinafter referred to collectively as “Releasors”), knowingly and voluntarily fully and unconditionally forever releases, acquits and discharges the Company, and any and all of its past and present owners, parents, affiliated entities, divisions, subsidiaries and each of their respective past, present and future stockholders, members, predecessors, successors, assigns, managers, agents, directors, officers, employees, representatives, attorneys, trustees, assets, employee benefit plans or funds and plan fiduciaries, any of its or their successors and assigns, and each of them whether acting on behalf of the Company or in their individual capacities (collectively, the “Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, damages, causes of action, suits, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, against them which any Releasor ever had, now has or at any time hereafter may have, own or hold by reason of any matter, fact, or cause whatsoever, including Executive’s employment with the Company and the termination of such employment, from the beginning of time up to and including the Effective Date (as defined below) (hereinafter referred to as the “Claims”), including without limitation: (i) any claims arising out of or related to any federal, state and/or local laws relating to employment including, without limitation, the federal Civil Rights Acts of 1866, 1871, 1964 and 1991, the Rehabilitation Act, the Pregnancy Discrimination Act of 1978, the Age Discrimination in Employment Act of 1967, as amended by, inter alia, the Older Workers Benefit Protection Act of 1990, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act of 1938, or any claim under the Corporate Fraud and Criminal Fraud Accountability Act of 2002, Sections 922(h)(1) and 1057 of the Dodd-Frank Act, the Lilly Ledbetter Fair Pay Act of 2009, the Illinois Human Rights Act, the Illinois Equal Pay Act of 2003, the Chicago Human Rights Ordinance, the Cook County Human Rights Ordinance, the Illinois Whistleblower Act, the Illinois Genetic Information Privacy Act, each as they may be or have been amended from time to time, and any and all other federal, state or local laws, regulations or constitutions covering the same or similar subject matters; and (ii) any and all other of the Claims arising out of or related to any contract, any and all other federal, state or local constitutions, statutes, rules or regulations, or under any common law right of any kind whatsoever, or in regard to any personal or property injury, or under the laws of any country or political subdivision, including, without limitation, any of the Claims for any kind of tortious conduct (including but not limited to any claim of defamation or distress), breach of the Agreement, violation of public policy, promissory or equitable estoppel, breach of the Company’s policies, rules, regulations, handbooks or manuals, breach of express or implied contract or covenants of good faith, wrongful discharge or dismissal, and/or failure to pay in whole or part any compensation, bonus, incentive compensation, overtime compensation, severance pay or benefits of any kind whatsoever, including disability and medical benefits, back pay, front pay or any compensatory, special or consequential damages, punitive or liquidated damages, attorneys’ fees, costs, disbursements or expenses, or any other claims of any nature; and all claims under any other federal, state or local laws relating to employment, except in any case to the extent such release is prohibited by applicable federal, state and/or local law.
(b)    Executive acknowledges that he is aware that he may later discover facts in addition to or different from those which he now knows or believes to be true with respect to the subject matter of this General Release, but it is his intention to fully and finally forever settle and release any and all matters, disputes, and differences, known or unknown, suspected and unsuspected, which now exist, may later exist or may previously have existed between the Releasors and the Releasees or any of them, and that in furtherance of this intention, Executive’s general release given herein will be and remain in effect as a full and complete general release notwithstanding discovery or existence of any such additional or different facts.
(c)    Executive represents that neither he nor any other Releasor has filed or permitted to be filed and will not file against the Releasees, any arbitration or lawsuit, against any of the Releasees arising out of any matters set forth in Paragraph 3(a) hereof. If Executive or any Releasor has or should file an arbitration or lawsuit, Executive agrees to remove, dismiss or take similar action to eliminate such arbitration or lawsuit or similar action within five (5) days of signing this General Release.
(d)    Notwithstanding the foregoing, this General Release is not intended to interfere with Executive’s right to file a charge or cooperate with an investigation by a governmental agency, including but not limited to the Equal Employment Opportunity Commission (hereinafter referred to as the “EEOC”), Securities and Exchange Commission (hereinafter referred to as the “SEC”), or other similar governmental agencies or bodies. However, Executive hereby acknowledges and agrees that he has waived any and all relief available (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in paragraph 3(a), and therefore agrees that he will not accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this General Release.
(e)    This General Release does not release, waive or give up any claim to the Severance Benefits or for workers’ compensation benefits, indemnification rights, vested retirement or welfare benefits Executive may be entitled to under the terms of the Company’s retirement and welfare benefit plans or indemnification arrangements, as in effect from time to time, or any right to unemployment compensation that Executive may have.
4.    COVENANTS.
(a)    Executive hereby confirms and agrees that he remains subject to the terms of Sections 5.2 (Cooperation), 5.3 (Non-Disclosure of Confidential Information), 5.4 (Non-Solicitation), 5.5 (Non-Hiring), 5.6 (Non-Competition), 5.7 (Non-Disparagement) and 5.8 (Remedies) of the Employment Agreement and agrees to abide by their terms and his duty of loyalty and fiduciary duty to the Company under applicable statutory or common law.
(b)    Executive agrees that he will keep confidential and not disclose the terms and conditions of this General Release to any person or entity without the prior written consent of the Company, except to his accountants, attorneys and/or spouse, provided that they also agree to maintain the confidentiality of this General Release. Executive will be responsible for any disclosure by them. Executive further represents that he has not disclosed the terms and conditions of this General Release to anyone other than his attorneys, accountants and/or spouse. This paragraph does not prohibit disclosure of this General Release if required by law, provided Executive has given the Company prompt written notice of any legal process and cooperated with the Company’s efforts, if any, to seek a protective order.
(c)    Executive represents that he has returned to the Company all property belonging to the Company and the other Releasees.
5.    NO RELIANCE. Executive acknowledges and agrees that he is not relying on any representations made by the Company or any other Releasee regarding this General Release or the implication thereof.
6.    MISCELLANEOUS PROVISIONS.
(a)    This General Release and the Employment Agreement contain the entire agreement between the Company and Executive and, except as specifically set forth in this General Release or in the Employment Agreement, supersedes any and all prior agreements, arrangements, negotiations, discussions or understandings between the Parties relating to the subject matter hereof. No oral understanding, statements, promises or inducements contrary to the terms of this General Release and the Employment Agreement exist. This General Release cannot be changed or terminated orally. Should any provision of this General Release be held invalid, illegal or unenforceable, it will be deemed to be modified so that its purpose can lawfully be effectuated and the balance of this General Release will be enforceable and remain in full force and effect.
(b)    This General Release is not intended, and will not be construed, as an admission of the Company has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against you.
(c)    This General Release will extend to, be binding upon, and inure to the benefit of the parties and their respective successors, heirs and assigns.
(d)    This General Release will be governed by and construed in accordance with the laws of the State of Illinois, without regard to any choice of law or conflict of law, principles, rules or provisions (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.
(e)    This General Release may be executed in any number of counterparts each of which when so executed will be deemed to be an original and all of which when taken together will constitute one and the same agreement.
7.    ACKNOWLEDGEMENTS. Executive acknowledges that he: (a) has carefully read this General Release in its entirety; (b) has had an opportunity to consider it for at least [twenty-one (21)] [forty-five (45)] days; (c) is hereby advised by the Company in writing to consult with an attorney of his choosing in connection with this General Release; (d) fully understands the significance of all of the terms and conditions of this General Release and has discussed them with his independent legal counsel, or had a reasonable opportunity to do so; (e) has had answered to his satisfaction any questions he has asked with regard to the meaning and significance of any of the provisions of this General Release; (f) understands that he has seven (7) days in which to revoke this General Release (as described in Paragraph 8) after signing it and (g) is signing this General Release voluntarily and of his own free will and agrees to abide by all the terms and conditions contained herein.
8.    ACCEPTANCE. Executive may accept this General Release by signing it and returning it to [NAME], [COMPANY], [ADDRESS], within [twenty-one (21)] [forty-five (45)] days of his receipt of the same. After executing this Agreement, Executive will have seven (7) days (the “Revocation Period”) to revoke this General Release by indicating his desire to do so in writing delivered to [NAME] at the address above (or by fax at [FAX NUMBER]) by no later than 5:00 p.m. EST on the seventh (7th) day after the date he signs this General Release. The effective date of this General Release will be the eighth (8th) day after Executive signs this General Release (the “Effective Date”). If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. In the event Executive does not accept this General Release as set forth above, or in the event he revokes this Effective Date during the Revocation Period, this Effective Date, including but not limited to the obligation of the Company to provide the Severance Benefits, will be deemed automatically null and void.
[The remainder of this page intentionally blank]

IN WITNESS WHEREOF, the parties have executed this General Release and Waiver Agreement as of the day and year set forth beneath their signatures below.

EXECUTIVE

By: ___________________________
Name: Mark Zalatoris
Date:

INLAND REAL ESTATE CORPORATION
By: _____________________________
Name:
Title:
Date: